Exhibit 99.1

Dunkin' Brands Reports Second Quarter 2014 Results

Second quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.8%

•	Added 151 net new restaurants worldwide including 75 net new Dunkin' Donuts in the U.S.

•	Revenue increased 4.6%

•	Adjusted operating income increased 3.3%; adjusted operating income margin of 49.3%

•	Diluted adjusted EPS increased 14.6% to $0.47

•	Board of Directors declares $0.23 third quarter dividend

CANTON, Mass. (July 24, 2014) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the second quarter ended June 28, 2014.
“Second quarter sales growth was below our expectations with Dunkin’ Donuts U.S. comparable store sales not accelerating as fast or to the degree that we anticipated after a difficult first quarter. We believe this was largely the result of macroeconomic challenges facing consumers, as evidenced across the retail and the QSR industries, along with an unseasonably cold, rainy start to the spring season,” said Nigel Travis, Chairman & CEO, Dunkin’ Brands Group, Inc. “Dunkin' Donuts U.S. transaction growth was encouraging and comparable store sales gradually improved throughout the quarter with June average weekly sales reaching the highest volume on record.  We remain confident in our ability to drive long-term growth through our product and marketing innovation, including our mobile and loyalty programs. In fact, we’re excited to announce that we recently eclipsed 7.9 million downloads of the Dunkin’ Donuts mobile app, and we are nearing 1.3 million DD Perks Rewards members.”
"In addition to the impact of Dunkin’ Donuts U.S. comparable store sales, our full-year earnings per share target is also being affected by weak performance by our Baskin-Robbins joint venture in Japan along with lower-than-anticipated profit from the sale of ice cream in the Baskin-Robbins International business,” said Paul Carbone, CFO, Dunkin’ Brands Group, Inc. “While we are updating certain 2014 targets, we are maintaining our long-term growth targets.”

SECOND QUARTER 2014 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	June 28, 2014	June 29, 2013	$ / #	%
Franchisee reported sales	$2,536.4	2,397.6	138.8	5.8%
Systemwide sales growth	5.7%	5.5%
Comparable store sales growth (decline):
DD U.S. comparable store sales growth	1.8%	4.0%
BR U.S. comparable store sales growth	4.2%	1.6%
DD International comparable store sales decline	(3.1)%	(1.7)%
BR International comparable store sales growth (decline)	(1.6)%	2.6%
Development data[1]:
Consolidated global net POD development	151	151	—	—%
DD global PODs at period end	10,993	10,517	476	4.5%
BR global PODs at period end	7,412	7,110	302	4.2%
Consolidated global PODs at period end	18,405	17,627	778	4.4%
Financial data:
Revenues	$190.9	182.5	8.4	4.6%
Operating income	87.6	76.8	10.8	14.0%
Operating income margin	45.9%	42.1%
Adjusted operating income[2]	$94.2	91.2	3.0	3.3%
Adjusted operating income margin[2]	49.3%	50.0%
Net income	$46.2	40.8	5.4	13.2%
Adjusted net income[2]	50.2	43.9	6.3	14.3%
Earnings per share:
Common–basic	0.44	0.38	0.06	15.8%
Common–diluted	0.43	0.38	0.05	13.2%
Diluted adjusted earnings per share[2]	0.47	0.41	0.06	14.6%
Weighted average number of common shares – diluted (in millions)	107.2	108.2	(1.0)	(0.9)%

1 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations” for further detail.

Global systemwide sales growth in the second quarter was primarily attributable to global store development and Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more).

Dunkin' Donuts U.S. comparable store sales growth in the second quarter was driven by higher traffic and increased average ticket resulting from our continued focus on product and marketing innovation. Growth was driven by beverages, led by Iced Coffee, Frozen Beverages, and Hot and Iced Espresso; by breakfast sandwiches and associated add-ons like Hash Browns, led by the Chicken Apple Sausage Breakfast Sandwich; and by donuts including the Blueberry Cobbler and flower-shaped donuts and the celebration of National Donut Day in June. Traffic growth accounted for more than half of the comparable store sales growth in the second quarter.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Cups & Cones, Cakes, and Beverages as a result of a new program offering guests a free waffle cone with the purchase of a second scoop of ice cream, the Mother's and Father's Day holidays as well as the launch of online ice cream cake ordering.
In the second quarter, Dunkin' Brands franchisees and licensees opened 151 net new restaurants around the globe. This includes 75 net new Dunkin' Donuts U.S. locations, 47 net new Baskin-Robbins International locations, 17 net new Dunkin' Donuts International locations, and 12 net new Baskin-Robbins U.S. locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 94 restaurants during the quarter.
Revenues for the second quarter increased 4.6 percent compared to the prior year period primarily from increased royalty income due to systemwide sales growth.
Operating income for the second quarter increased $10.8 million, or 14.0 percent, from the prior year period primarily as a result of the increase in revenues and a gain recognized in connection with the sale of all company-owned restaurants in the Atlanta market. Additionally, the prior year period included a one-time $7.5 million charge related to a third-party product volume guarantee and a $7.0 million gain related to the sale of 80 percent of our Baskin-Robbins Australia business. Adjusted operating income increased $3.0 million, or 3.3 percent, from the second quarter of 2013 as a result of the increase in revenues and gain on the sale of company-owned restaurants in Atlanta, offset by the gain from the sale of the Baskin-Robbins Australia business recognized in the prior year period.
Net income for the second quarter increased by $5.4 million, or 13.2 percent, compared to the prior year period primarily as a result of the increase in operating income of $10.8 million and a $3.1 million decrease in interest expense, offset by a $9.2 million increase in income tax expense. Adjusted net income increased by $6.3 million, or 14.3 percent, compared to the second quarter of 2013, as a result of the increase in adjusted operating income and decrease in interest expense.
Diluted adjusted earnings per share increased by 14.6 percent to $0.47 for the second quarter of 2014 compared to the prior year period as a result of the increase in adjusted net income and a decrease in shares outstanding. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options. During the second quarter, the Company repurchased a total of 1,260,000 shares.

SECOND QUARTER 2014 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	June 28, 2014	June 29, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.8%	4.0%
Systemwide sales growth	6.3%	8.2%
Franchisee reported sales (in millions)	$1,813.2	1,704.5	108.7	6.4%

Revenues:
Royalty income	$98,250	91,954	6,296	6.8%
Franchise fees	8,430	5,694	2,736	48.1%
Rental income	24,611	24,042	569	2.4%
Sales at company-owned restaurants	4,736	6,240	(1,504)	(24.1)%
Other revenues	423	742	(319)	(43.0)%
Total revenues	$136,450	128,672	7,778	6.0%

Segment profit[1]	$100,981	91,302	9,679	10.6%

Points of distribution	7,821	7,447	374	5.0%
Gross openings	105	87	18	20.7%
Net openings	75	63	12	19.0%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Dunkin' Donuts U.S. revenues of $136.5 million represented an increase of 6.0 percent year-over-year. The increase was primarily a result of increased royalty income, as well as franchise fees due primarily to timing of franchise renewals and an increase in development year-over-year. The increases were offset by a decline in sales at company-owned restaurants due to the sale of all company-owned restaurants in the Atlanta market early in the second quarter.

Dunkin' Donuts U.S. segment profit in the second quarter increased $9.7 million over the prior year period to $101.0 million, which was driven primarily by revenue growth and a gain recognized in connection with the sale of the company-owned restaurants in the Atlanta market.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	June 28, 2014	June 29, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(3.1)%	(1.7)%
Systemwide sales growth	3.5%	3.5%
Franchisee reported sales (in millions)	$176.7	170.8	5.9	3.5%

Revenues:
Royalty income	$3,859	3,535	324	9.2%
Franchise fees	635	342	293	85.7%
Rental income	49	31	18	58.1%
Other revenues	(22)	23	(45)	n/m
Total revenues	$4,521	3,931	590	15.0%

Segment profit[1]	$3,015	1,581	1,434	90.7%

Points of distribution[2]	3,172	3,070	102	3.3%
Gross openings	90	80	10	12.5%
Net openings	17	33	(16)	(48.5)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
2 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.

Dunkin' Donuts International second quarter systemwide sales increased 3.5 percent from the prior year period, driven by sales growth in the Middle East, Germany, Spain, and India, offset by a decline in South Korea. The decline in South Korea was partially offset by favorable foreign exchange. On a constant currency basis, systemwide sales increased by approximately 2 percent.

Dunkin' Donuts International second quarter revenues of $4.5 million represented an increase of 15.0 percent year-over-year. The increase in revenue was primarily a result of an increase in royalty income and franchise fees for openings in new international markets.

Segment profit for Dunkin' Donuts International increased $1.4 million to $3.0 million, primarily due to revenue growth and a reduction in expenses due to investments in marketing in the prior year. Also contributing to the increase in segment profit was a partial recovery of a previously-reserved note receivable related to our Spain joint venture, as well as losses incurred from our Spain joint venture in the prior year period.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	June 28, 2014	June 29, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth	4.2%	1.6%
Systemwide sales growth	4.5%	2.0%
Franchisee reported sales (in millions)	$169.1	161.9	7.1	4.4%

Revenues:
Royalty income	$8,410	8,174	236	2.9%
Franchise fees	222	203	19	9.4%
Rental income	814	820	(6)	(0.7)%
Sales of ice cream products	1,104	1,087	17	1.6%
Other revenues	2,402	2,205	197	8.9%
Total revenues	$12,952	12,489	463	3.7%

Segment profit[1]	$9,315	7,856	1,459	18.6%

Points of distribution	2,480	2,470	10	0.4%
Gross openings	28	19	9	47.4%
Net openings	12	5	7	140.0%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
Baskin-Robbins U.S. second quarter revenue increased 3.7 percent from the prior year period to $13.0 million due primarily to increases in royalty income and other revenues.

Segment profit for Baskin-Robbins U.S. increased $1.5 million, or 18.6 percent, year-over-year primarily as a result of the increase in revenues and a reduction in expenses as the prior year period included investments in advertising and other brand-building activities.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	June 28, 2014	June 29, 2013	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(1.6)%	2.6%
Systemwide sales growth (decline)	4.7%	(3.8)%
Franchisee reported sales (in millions)	$377.3	360.4	17.0	4.7%

Revenues:
Royalty income	$2,213	2,591	(378)	(14.6)%
Franchise fees	248	301	(53)	(17.6)%
Rental income	139	142	(3)	(2.1)%
Sales of ice cream products	30,902	31,722	(820)	(2.6)%
Other revenues	129	161	(32)	(19.9)%
Total revenues	$33,631	34,917	(1,286)	(3.7)%

Segment profit[1]	$11,724	19,411	(7,687)	(39.6)%

Points of distribution[2]	4,932	4,640	292	6.3%
Gross openings	95	114	(19)	(16.7)%
Net openings	47	50	(3)	(6.0)%
1 Prior year amounts reflect change in segment profit measure. Please refer to “Segment Profit Comparability” for further detail.
2 Prior year POD counts have been adjusted to reflect the results of an internal POD count audit.

Baskin-Robbins International systemwide sales increased 4.7 percent from the prior year period driven by increases in sales in South Korea and the Middle East, offset by a decline in sales in Japan. On a constant currency basis, systemwide sales increased by approximately 4 percent.

Baskin-Robbins International second quarter revenues decreased 3.7 percent from the prior year period to $33.6 million due primarily to sales of ice cream products to our Australian joint venture in the prior year period in conjunction with the sale of 80 percent of our Baskin-Robbins Australia business, as well as a decline in royalty income.

Second quarter segment profit decreased 39.6 percent from the prior year period to $11.7 million due primarily to a $7.0 million gain recognized on the sale of the Baskin-Robbins Australia business in the prior year period and a decrease in income from our Japan joint venture.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a third quarter cash dividend of $0.23 per share, payable on September 3, 2014 to shareholders of record as of the close of business on August 25, 2014.

FISCAL YEAR 2014 TARGETS
As described below, the Company has updated or reiterated its performance targets regarding its 2014 expectations.

•
The Company now expects Dunkin' Donuts U.S. comparable store sales growth of 2 to 3 percent (previously it expected 3 to 4 percent comparable store sales growth) and it continues to expect Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company continues to expect that Dunkin' Donuts U.S. will add between 380 and 410 net new restaurants representing greater than 5 percent net restaurant growth and continues to expect Baskin-Robbins U.S. will add between 5 and 10 net new restaurants.

•	Internationally, the Company continues to target opening 300 to 400 net new restaurants across the two brands.

•	Globally, the Company continues to expect to open between 685 and 800 net new units.

•
The Company now expects revenue growth of between 5 and 7 percent (previously it expected 6 to 8 percent revenue growth) and adjusted operating income growth of between 7 and 9 percent (previously it expected 10 to 12 percent adjusted operating income growth).

•
The Company now expects adjusted earnings per share of $1.73 to $1.77 (previously it expected $1.79 to $1.83), which would represent approximately 13 percent to 16 percent year-over-year adjusted earnings-per-share growth. This target is based on diluted weighted average shares for the full year of 107.4 million.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 67461258. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; successful westward expansion; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. and Subsidiaries Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

Segment Profit Comparability
Beginning in fiscal year 2014, the key measure used by the Company to assess the performance of and allocate resources to each reportable segment, referred to as segment profit, was revised to better align the segments with our consolidated performance measures and incentive targets. As a result, segment profit now reflects operating income adjusted for amortization of intangible assets, long-lived asset impairments, and other non-recurring, infrequent, or unusual charges, and does not reflect the allocation of any corporate charges. Prior to fiscal year 2014, segment profit was measured based on earnings before interest, taxes, depreciation, amortization, impairment charges, loss on debt extinguishment and refinancing transactions, other gains and losses, and unallocated corporate charges. The segment profit amounts included herein for the three months ended June 29, 2013 have been restated to reflect this change to the measurement of segment profit to ensure comparability.
About Dunkin' Brands Group, Inc.

With more than 18,000 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal 2013,  Dunkin' Brands nearly 100 percent franchised business model included nearly 11,000 Dunkin' Donuts restaurants and 7,300 Baskin-Robbins restaurants, which are primarily owned and operated by approximately 2,000 franchisees, licensees and joint venture partners. For the full-year 2013, the Company had franchisee-reported sales of approximately $9.3 billion.  Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Revenues:
Franchise fees and royalty income	$122,267	112,794	228,979	216,559
Rental income	25,633	25,055	48,080	47,487
Sales of ice cream products	32,044	32,809	60,715	56,389
Sales at company-owned restaurants	4,736	6,240	11,052	12,011
Other revenues	6,228	5,590	14,030	11,900
Total revenues	190,908	182,488	362,856	344,346
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,560	12,820	26,572	25,596
Cost of ice cream products	22,995	24,302	42,743	40,288
Company-owned restaurant expenses	4,904	5,940	11,267	11,595
General and administrative expenses, net(a)	56,381	62,978	116,095	118,555
Depreciation	4,930	5,522	9,843	11,370
Amortization of other intangible assets	6,384	6,565	12,789	13,147
Long-lived asset impairment charges	523	107	646	355
Total operating costs and expenses	109,677	118,234	219,955	220,906
Net income of equity method investments	4,048	4,782	7,148	7,869
Other operating income, net(a)	2,278	7,769	6,605	8,955
Operating income	87,557	76,805	156,654	140,264
Other income (expense):
Interest income	69	91	138	205
Interest expense	(16,823)	(19,886)	(34,764)	(40,718)
Loss on debt extinguishment and refinancing transactions	—	—	(13,735)	(5,018)
Other losses, net	(113)	(813)	(86)	(1,203)
Total other expense	(16,867)	(20,608)	(48,447)	(46,734)
Income before income taxes	70,690	56,197	108,207	93,530
Provision for income taxes	24,719	15,487	39,408	29,159
Net income including noncontrolling interests	45,971	40,710	68,799	64,371
Net loss attributable to noncontrolling interests	(220)	(102)	(348)	(239)
Net income attributable to Dunkin’ Brands	$46,191	40,812	69,147	64,610

Earnings per share—basic	$0.44	0.38	0.65	0.61
Earnings per share—diluted	0.43	0.38	0.64	0.60
(a) Amounts for the three and six months ended June 29, 2013 have been revised to conform to the current period presentation.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	June 28, 2014	December 28, 2013
Assets
Current assets:
Cash and cash equivalents	$176,381	256,933
Accounts, notes, and other receivables, net	68,558	79,765
Other current assets	111,256	125,062
Total current assets	356,195	461,760
Property and equipment, net	178,361	182,858
Equity method investments	175,677	170,644
Goodwill and other intangible assets, net	2,329,463	2,343,803
Other assets	64,795	75,625
Total assets	$3,104,491	3,234,690
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	5,000
Accounts payable	12,535	12,445
Other current liabilities	259,345	326,853
Total current liabilities	271,880	344,298
Long-term debt, net	1,808,679	1,818,609
Deferred income taxes, net	550,541	561,714
Other long-term liabilities	103,166	97,781
Total long-term liabilities	2,462,386	2,478,104
Redeemable noncontrolling interests	6,044	4,930
Total stockholders’ equity	364,181	407,358
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity	$3,104,491	3,234,690

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Six months ended
	June 28, 2014	June 29, 2013

Net cash provided by operating activities	$59,671	9,557
Cash flows from investing activities:
Additions to property and equipment	(10,556)	(12,507)
Proceeds from sale of joint venture	—	7,200
Proceeds from sale of real estate and company-owned restaurants	12,761	—
Other, net	(1,520)	(1,522)
Net cash provided by (used in) investing activities	685	(6,829)
Cash flows from financing activities:
Repayment of long-term debt	(15,000)	(19,157)
Payment of deferred financing and other debt-related costs	(8,977)	(6,157)
Dividends paid on common stock	(48,759)	(40,450)
Repurchases of common stock	(81,046)	(16,756)
Exercise of stock options	4,293	4,642
Other, net	8,539	(208)
Net cash used in financing activities	(140,950)	(78,086)
Effect of exchange rates on cash and cash equivalents	42	(261)
Decrease in cash and cash equivalents	(80,552)	(75,619)
Cash and cash equivalents, beginning of period	256,933	252,618
Cash and cash equivalents, end of period	$176,381	176,999

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Six months ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Operating income	$87,557	76,805	156,654	140,264
Operating income margin	45.9%	42.1%	43.2%	40.7%
Adjustments:
Amortization of other intangible assets	$6,384	6,565	12,789	13,147
Long-lived asset impairment charges	523	107	646	355
Third-party product volume guarantee	(300)	7,500	(300)	7,500
Peterborough plant closure(a)	—	191	—	588
Adjusted operating income	$94,164	91,168	169,789	161,854
Adjusted operating income margin	49.3%	50.0%	46.8%	47.0%

Net income attributable to Dunkin' Brands	$46,191	40,812	69,147	64,610
Adjustments:
Amortization of other intangible assets	6,384	6,565	12,789	13,147
Long-lived asset impairment charges	523	107	646	355
Third-party product volume guarantee	(300)	7,500	(300)	7,500
Peterborough plant closure(a)	—	191	—	588
Loss on debt extinguishment and refinancing transactions	—	—	13,735	5,018
Tax impact of adjustments(b)	(2,643)	(5,745)	(10,748)	(10,643)
Income tax audit settlements(c)	—	(8,417)	—	(8,417)
State tax apportionment(d)	—	2,868	514	2,868
Adjusted net income	$50,155	43,881	85,783	75,026

Adjusted net income	$50,155	43,881	85,783	75,026
Weighted average number of common shares – diluted	107,186,360	108,211,994	107,583,260	108,185,485
Diluted adjusted earnings per share	$0.47	0.41	0.80	0.69

(a) For the three and six months ended June 29, 2013, the adjustments represent transition-related general and administrative costs incurred related to the closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, such as information technology integration, project management, and transportation costs.

(b) Tax impact of adjustments calculated at a 40% effective tax rate.
(c) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(d) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.